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Exhibit 10.4

Form of Non-Employee Director Phantom Stock Unit Agreement

PHANTOM STOCK UNIT AGREEMENT

        THIS PHANTOM STOCK UNIT AGREEMENT (this "Agreement") is made as of the        day of                  , 2008, between Forest Oil Corporation, a New York corporation (the "Company"), and                        (the "Director").

        1.    Award.    Pursuant to the Forest Oil Corporation 2007 Stock Incentive Plan (the "Plan"), as of the date of this Agreement, and in consideration of the services that the Director has provided to the Company and the services to be provided by the Director to the Company in the future, the Company hereby makes a grant of Phantom Stock Units (as defined below).

          (a)    Units.    Pursuant to the Plan,            units (the "Phantom Stock Units"), shall be issued as hereinafter provided in the Director's name subject to certain restrictions thereon. The Phantom Stock Units shall be settled in shares of the Company's common stock, par value $.10 per share (the "Shares"). The Phantom Stock Units constitute a "Phantom Stock Award" under the Plan.

          (b)    Grant of Phantom Stock Units.    The Phantom Stock Units shall be issued upon acceptance hereof by the Director and upon satisfaction of the conditions of this Agreement. The Director acknowledges receipt of a copy of the Plan and agrees that this award of Phantom Stock Units shall be subject to all of the terms and provisions of the Plan, including future amendments thereof, if any, pursuant to the terms thereof. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.

        2.    Definitions.    Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

          (c)   "Corporate Change" shall mean the occurrence of any one or more of the following events:

              (i)  the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company);

             (ii)  the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company);

            (iii)  the Company is to be dissolved and liquidated;

            (iv)  any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based on voting power); or

             (v)  as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

Notwithstanding the foregoing, the term "Corporate Change" shall not include any reorganization, merger or consolidation involving solely the Company and one or more previously wholly-owned subsidiaries of the Company.

          (d)   "Disability" shall mean that, in the determination of the Board in its discretion, the Director is permanently and totally unable to serve as a member of the Board as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by the Board (unless the Board determines that such medical opinion is not necessary).

          (e)   "Forfeiture Restrictions" shall have the meaning specified in Section 3(a) hereof.

          (f)    "Vesting Date" shall mean the date, if any, upon which the Forfeiture Restrictions lapse pursuant to Section 3(b) below.

        3.    Terms of Phantom Stock Unit Grant.    The Director hereby accepts the Phantom Stock Units when granted and agrees with respect thereto as follows:

          (g)    Forfeiture Restrictions.    The Phantom Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions, and in the event of termination of the Director's membership on the Board prior to the Vesting Date for any reason other than death or Disability, the Director shall, for no consideration, forfeit to the Company all Phantom Stock Units to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Phantom Stock Units to the Company upon termination of membership on the Board as provided in the preceding sentence are herein referred to as the "Forfeiture Restrictions." The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Phantom Stock Units.

          (h)    Lapse of Forfeiture Restrictions and Settlement of Phantom Stock Units.    Provided that the Director has continuously served as a member of the Board from the date of this Agreement through the vesting date described in this sentence, the Phantom Stock Units shall vest and the Forfeiture Restrictions shall lapse with respect to 100% of the Phantom Stock Units on the earlier of (i)                   , 20    , (ii) the date upon which a Corporate Change occurs, or (iii) the date upon which the Director's membership on the Board is terminated by reason of death or Disability. Settlement of vested Phantom Stock units shall be made by delivery from the Company of one Share for each whole Phantom Stock Unit.

  As soon as reasonably practicable after the Vesting Date (but in no event later than December 15 of the calendar year in which the Vesting Date occurs), the Company will transfer Shares to the Director in settlement of the Director's vested Phantom Stock Units, subject to (a) the Director's satisfaction of applicable taxes and other required source deductions (as described in Section 4) and (b) the condition that if at any time the Board or the Committee shall determine in its discretion that the listing, registration, or qualification of the Shares is required under any federal, provincial or state law or under any securities exchange, or consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of the Shares, then this grant of Phantom Stock Units will not vest in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause the applicable number of Shares to be issued in the name of the Director in exchange for and as settlement of the vested Phantom Stock Units. The Company, in its sole discretion, may elect to deliver the Shares either in certificate form or in electronic, book-entry form to a brokerage account established for the Director's benefit at a brokerage/financial institution selected by the Company. Certificates, if any, shall include such legends as the Committee, in its sole discretion, may determine to be necessary or advisable in order to comply with applicable federal, provincial or state securities laws. The Director agrees to complete and sign any documents, including stock powers, and to take any additional action that the Company may request to enable it to deliver the Shares on the

  Director's behalf. Further, the Director agrees that any Shares issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal, provincial or state securities laws.

          (i)    Corporate Acts.    The existence of the Phantom Stock Units shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. Prior to the settlement date, the Committee shall have the right, in its sole discretion, to determine to make or determine not to make adjustments to any Phantom Stock Units in the event of a recapitalization, reorganization or other change in the Company's capital structure or business, or any merger or business consolidation as described in the Plan.

        4.    Withholding of Tax.    To the extent that the receipt of the Phantom Stock Units or the settlement of Phantom Stock Units results in compensation income, wages or other taxable income to the Director for federal, state, provincial or local tax purposes, the Director shall deliver to the Company at the time of such receipt or settlement, as the case may be, such amount of money as the Company may require to meet its minimum obligation under applicable tax laws or regulations, and if the Director fails to do so, the Company is authorized to withhold from any cash or stock remuneration (including withholding any Shares distributable to the Director under this Agreement) then or thereafter payable to the Director any tax or other source deductions required to be withheld by reason of such resulting compensation income or wages. The Director acknowledges and agrees that the Company is making no representation or warranty as to the tax consequences to the Director as a result of the grant, settlement or forfeiture of Phantom Stock Units.

        5.    Membership on the Board.    Nothing in the adoption of the Plan, nor the award of the Phantom Stock Units thereunder pursuant to this Agreement, shall confer upon the Director the right to continued membership on the Board or affect in any way the right of the Company to terminate such membership at any time. Any question as to whether and when there has been a termination of the Director's membership on the Board, and the cause of such termination, shall be determined by the Board or its delegate, and its determination shall be final.

        6.    Rights as Holder of Phantom Stock Units.    The Phantom Stock Units represent an unsecured and unfunded right to receive a payment in Shares, which right is subject to the terms, conditions and restrictions set forth in this Agreement and the Plan. Accordingly, the Director will have no rights as a stockholder with respect to any Shares covered by this Phantom Stock Unit Agreement until the Phantom Stock Units vest and the Shares, if any, are issued by the Company and are deposited in the Director's account at a transfer agent or other custodian selected by the Committee. Notwithstanding the preceding provisions of this Section 6 to the contrary, if the Company pays dividends to holders of its common stock prior to the earlier of the forfeiture of the Phantom Stock Units or the transfer to the Director of Shares in settlement of vested Phantom Stock Units, then the Director shall be entitled to receive dividend equivalents payable in the same amount, time and form with respect to each Phantom Stock Unit as is applicable to a share of the Company's common stock; provided, however, that (a) dividends paid in shares of the Company's stock shall be subject to the Forfeiture Restrictions and shall be paid to the Director only if and when Shares are transferred to the Director in settlement of vested Phantom Stock Units and (b) dividends paid other than in shares of the Company's stock shall be paid no later than the end of the calendar year in which the dividend for such class of stock is paid to stockholders of such class.

        7.    Committee's Powers.    No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering, any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee's rights to make certain determinations and elections with respect to the Phantom Stock Units.

        8.    Resolution of Disputes.    As a condition of the granting of the Phantom Stock Units hereby, the Director and the Director's heirs, personal representatives and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and that any such determination and any interpretation by the Committee of this Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, Director, Director's heirs, personal representatives and successors or any person or entity claiming through any of them.

        9.    Notices.    Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Director, such notices or communications shall be effectively delivered if hand delivered to the Director or if sent by registered or certified mail to the Director at the last address the Director has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

        10.    Entire Agreement; Amendment.    This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Director and the Company and constitutes the entire agreement between the Director and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

        11.    Binding Effect; Survival.    This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Director. The provisions of Section 3(b) shall survive the lapse of the Forfeiture Restrictions without forfeiture.

        12.    Controlling Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Director has executed this Agreement, all as of the date first above written.

FOREST OIL CORPORATION
By:

Name:

Title:

DIRECTOR

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  Exhibit 10.4